Exhibit 99.1
Deirdre Stanley to Join PayPal's Board of Directors

SAN JOSE, Calif, June 24, 2025 /PRNewswire/ -- PayPal Holdings, Inc. (NASDAQ: PYPL) today announced that Deirdre Stanley has joined the company's Board of Directors. Stanley brings nearly three decades of experience as a senior executive for global organizations spanning the consumer, media, and information technology sectors. She most recently served as Executive Vice President and General Counsel of The Estée Lauder Companies, overseeing global legal strategy in the approximately 150 countries and territories where the company’s products are sold.

“PayPal is a trusted brand that is reshaping the future of commerce for consumers and merchants around the world,” said Alex Chriss, President and CEO, PayPal. “Deirdre brings exactly the kind of global brand-building expertise and market insight we need to accelerate our innovation agenda and deliver even more value to our customers as their needs continue to evolve.”

"We are thrilled to welcome Deirdre to our Board of Directors," said Enrique Lores, Chair of PayPal's Board of Directors. "Deirdre joins the Board with extensive expertise in consumer brands, technology, risk management and compliance, and complex business transactions. She will help the Board and management team advance our strategy and expand into new areas.”

“I'm honored to join PayPal's Board of Directors during this transformative period in the company's evolution," said Stanley. “PayPal's commitment to pioneering the next generation of commerce experiences while maintaining the highest standards of security and trust aligns perfectly with my values. I'm eager to contribute to the company's mission and look forward to collaborating with Alex, Enrique, and my fellow board members to drive sustainable growth."

Prior to The Estée Lauder Companies, Stanley served for 17 years as General Counsel of global news and information technology company Thomson Reuters and its predecessor company. From 1999 to 2002, Stanley held roles of increasing responsibility at InterActiveCorp/USA Networks, Inc., now IAC. During this period, she honed her business and strategic skills initially as Deputy General Counsel and later in a dual role as divisional general counsel and head of business development for the company’s Electronic Commerce Solutions division. From 1997 to 1999, Stanley was Associate General Counsel for the GTE Corporation, a predecessor company to Verizon. She began her career at the law firm Cravath, Swaine and Moore.

Stanley is a director of Consolidated Edison, Inc., and a member of the Board of Trustees of the Hospital for Special Surgery and The Dalton School.

About PayPal
PayPal has been revolutionizing commerce globally for more than 25 years. Creating innovative experiences that make moving money, selling, and shopping simple, personalized, and secure, PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com, https://about.pypl.com, and https://investor.pypl.com.

Investor Relations Contact:
investorrelations@paypal.com

Exhibit 99.1
Media Relations Contact:
mediarelations@paypal.com